FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO.:  333-177354-02
June 27, 2012

Supplement No. 1
(To Structural and Collateral Term Sheet, Dated June 25, 2012)

$851,237,000 (Approximate)
UBS-Barclays Commercial Mortgage Trust 2012-C2,
Commercial Mortgage Pass-Through Certificates, Series 2012-C2

UBS-Barclays Commercial Mortgage Trust 2012-C2
Issuing Entity

UBS Commercial Mortgage Securitization Corp.
Depositor

UBS Real Estate Securities Inc.
Barclays Bank PLC
Archetype Mortgage Funding II LLC
KeyBank National Association
Sponsors and Mortgage Loan Sellers

UBS Investment Bank	Barclays
Joint Bookrunning Managers and Co-Lead Managers

KeyBanc Capital Markets	Drexel Hamilton	BofA Merrill Lynch
Co-Managers

This Supplement No. 1 to Structural and Collateral Term Sheet (the “Supplement”) supplements and modifies the Structural and Collateral Term Sheet, dated June 25, 2012 (the “Term Sheet”).  Except as otherwise specified in this Supplement, capitalized terms used but not defined in this Supplement have the meanings given to them in the Term Sheet.

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Notwithstanding anything to the contrary contained in the Term Sheet, certain information is modified as follows:

1.    On Page 4, under “Summary of the Certificates—Non-Offered Certificates—Certificate Balance to Value Ratio”, the information with regard to the Class A-S-EC Certificates is modified to “51.5%” and with regard to the Class B-EC Certificates is modified to “54.9%”.

2.    On Page 30, under “Crystal Mall—Anchor and Major Tenant Summary—T-12 3/31/2012 Total Sales (000s)”, “—Sales Per Sq. Ft.” and “—Occupancy Cost (% of Sales)”, the information for Christmas Tree Shops and Subtotal/Wtd. Avg. is modified to “NAV”.

3.    On Page 34, (a) under “Crystal Mall—Anchor Tenants Historical Sales Per Sq. Ft.—2010”, the information for Bed, Bath & Beyond is modified to “$193”, (b) under “—2011” and “—T-(3/31/2012)”, the information for Bed, Bath & Beyond is modified to “NAV”, and (c) in footnote 2, the phrase “estimated sales for” is deleted.

4.    On Page 114, under “Park Crest Apartments—Mortgage Loan Information—Lockbox / Cash Management Account”, the information is modified to “Soft, Springing Hard / Springing”.

5.    On Page 120, under “Yukon Village Shopping Center—Mortgage Loan Information—Lockbox / Cash Management Account”, the information is modified to “Soft, Springing Hard / Springing”.

Except as modified above, the Term Sheet remains unmodified.

Dated:  June 27, 2012

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STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (SEC File No. 333-177354) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the depositor or UBS Securities LLC, any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-713-1030.

The offered certificates referred to in these materials, and the asset poolbacking them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of the offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

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